Tuesday                           Business                    D SECTION
JULY 13, 1999                                       www.startribune.com/business

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                                  Star Tribune
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                      Top TSI investor sides with company
                               in takeover battle

                              --------------------
                                Neal St. Anthony
                                ================
                                   On business

     A money manager who is the single-largest shareholder in TSI Inc. said Monday that he backs management in resisting the sweetened $14-per-share cash offer from Minneapolis businessman John Fauth which values the Shoreview-based maker of sensors and instruments at about $161 million.

     George Mairs, the senior stock picker at St. Paul-based Mairs & Power, which owns 10.6 percent of TSI stock, said TSI management is taking the necessary steps to better focus research spending and reward shareholders.

     "Here's a company that has grown their earnings 19 percent annually since they've been publicly held," said Mairs, who has held TSI in his Mairs & Power Growth Fund for more than a decade. "They have a fine long-term record but the progress has not always been smooth.

     "The company is spending about 13 percent of revenues on R&D, which is twice what 3M Co. does. [Chief Executive] Jim Doubles and his team have said they would be more selective about how they spend on R&D. And the market is not valuing small-caps fairly right now. We've been around long enough to know the market eventually will value them fairly. We like the company."

     TSI's board said Monday that it's reviewing Fauth's latest offer. The company has asked stockholders to vote their proxies with the board in advance of the pivotal July 22 shareholders meeting.

     Mair's comments add a new twist to the battle between Doubles, 58, who succeeded the founder and longtime chairman of TSI two years ago, and Fauth, 54, a former Citicorp lender who has been chief executive of privately held Churchill Companies since he founded it in 1982.

     TSI's stock closed at $13.25 per share Monday on brisk volume. The stock of the firm had risen from a split-adjusted $4 in early 1995 to a peak of $11.50 in 1997. It slipped to around $8 per share last year. Fauth initiated the proxy fight after the TSI board rejected his $12.50-per-share offer in June, which has driven the price lately.

                                    [PHOTO]
George Mairs: "We've been around long enough to know the market eventually will value [TSI] fairly.

     Fauth argues that because of TSI's historically low trading volume and scant analyst coverage, it's too small to achieve higher valuations as a public company.

     Mairs and TSI agents have speculated that Fauth would gut the research budget to pay acquisition debt he would incur through his "JFJ Acquisition" vehicle, JFJ filed a hostile tender offer late Monday.

     "There's a hell of a lot of conditions attached to this thing," said Dick Flint, a longtime attorney for TSI.

     Shareholders are being asked by Fauth to put him and two associates on the board, displacing three of eight current directors and dropping Minnesota anti-takeover provisions and other bylaws that now preclude Fauth from getting control of the firm without approval of the directors.

     Fauth, who has purchased about 9 percent of TSI, said in an interview that he is a business builder who would retain Doubles - although Doubles no longer would be chairman of the board.

     "We think highly of him," Fauth said. "My history is to build businesses around core competencies. I would accelerate their competencies in terms of the number of products and the breadth in which they serve the markets. To say our intent is to slash budgets is incorrect. We are not a slash-and-burn organization.

     "We think this company has been very well-run and their financial performance has been good. However, there's been very little creation of shareholder value."

     TSI, which earned $7.8 million, or 68 cents per share, on revenue of $85.3 million in fiscal 1999, makes precision measurement instruments. It employs about 700 people.

     Fauth, also a director of Kinard Investments, heads Churchill Companies, which includes 29 companies that Fauth has acquired or started since 1986, and Churchill Capital, a money management firm of $700 million-plus.

     The Churchill Companies include Sterner Lighting, Worthington Aviation and Hoffer's Inc., a Wisconsin-based glass company.

     "We're doing more than $100 million [in business at Hoffer's]," Fauth said as an example of his business-building prowess. "We've tripled their locations, grown in revenues and profits, and we employ three times as many people as in 1986," when Churchill acquired the company.

     Clint Morrison, an analyst at John G. Kinnard & Co., called TSI "a good company" and a "stellar performer over the long haul. It's had a tough last couple of years and been in a market not friendly to small companies."

     "The shareholders say, 'What have you done for me lately?'" Morrison said. "The company has had some investments that have not paid off as quickly as they thought."

     The TSI board paid Doubles, a 14-year veteran, a relatively modest $248,921 last year, less than top dogs at several smaller, less profitable firms, according to the Star Tribune's 1999 survey of executive compensation.

     Directors and officers of TSI own 1.44 million shares, or 13 percent of the company's stock.

     Doubles owns 135,849 shares.


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      Reprinted with permission of the Star-Tribune, Minneapolis-St. Paul.
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